EXHIBIT 99.1

March 29, 2012

To our shareowners:

I am pleased to report that our business performed well in 2011.  For the full year, net sales increased 3% to $1.32 billion, from $1.28 billion in the prior year.  We reported income from continuing operations of $18.6 million, or $0.32 per diluted share, compared to $7.8 million, or $0.14 per diluted share.  Adjusted earnings per share increased 36% to $0.64 per share, compared to $0.47 per share in the prior year.  Operating income increased 10% to $120.8 million, excluding $5.6 million of costs associated with the pending acquisition of MeadWestvaco’s Consumer and Office Products business, compared to operating income of $109.7 million in the prior year.   Adjusted EBITDA increased 6%, to $168.3 million, from $158.4 million in the prior year.   Our strong earnings growth was driven by a significant improvement in the profitability of our European business due to the structural changes we implemented in the first half of the year.  Growth in our Computer Products segment, where sales increased 8%, also helped drive our bottom-line improvement.

Despite continuing global economic uncertainty, we continued to make progress in 2011.  We reorganized our European business.  We added talent in both our U.S. and European organizations.  We improved our supply chain efficiency and our effectiveness.  Equally important, we introduced a number of successful new products, including the hands-free Stack-and-Shred™ line of shredders, and an array of smart phone and tablet accessories under the Kensington® brand.

Nevertheless, we still see significant opportunities for improvement.   A year ago we said that we needed to address the profitability of our European business and upgrade the performance of our Print Finishing Solutions business in the U.S.   We made a number of important changes on both fronts during 2011, but in the case of Europe, we assumed the economy there would remain flat, which turned out not to be the case.   Similarly, Print Finishing Solutions has faced a constrained buying environment, and so we needed to do more.  In the first quarter of 2012, we took actions to further strengthen those businesses.

Looking forward, we believe the macroeconomic environment will remain challenging.  While we see gradual improvement in the United States, the future of Europe and the Euro is uncertain at best.  With these headwinds in mind, we expect sales in constant currency to be flat to slightly positive in 2012, as growth in our U.S. business and Computer Products is offset by market contraction in Europe.  We expect continued gross margin expansion and we expect to grow adjusted EPS approximately 30% again this year.

In 2011, we took the first step in what we believe will be a transformation of ACCO Brands Corporation with the announcement of the pending merger of ACCO Brands and MeadWestvaco’s Consumer and Office Products business.  Mead C&OP is a leading manufacturer and marketer of school supplies, office products, and planning and organizing tools under highly recognized brands – including Mead®, Five Star®, Trapper Keeper®, AT-A-GLANCE®, Cambridge®,  and Day Runner® in the United States, Hilroy in Canada, and Tilibra and

Grafons in Brazil.  Like ACCO Brands, it has a leadership position within its key market segments, and its brands have strong and time-tested brand equity and consumer preference.  The business has a history of investing in category management, consumer-focused marketing, demand forecasting and supply-chain analytics, all of which have contributed to very positive customer relationships, consumer acceptance and terrific financial performance.

We believe our organizations are a great fit.  Both of our management teams have consistently delivered solid results in a challenging environment for the last three years.  We both have a track record of delivering those results through strong customer relationships, continuous operating improvement and innovation.  We both believe in a culture of honesty, ethical behavior and accountability to our people, our shareowners, our customers and our communities.  We are excited about the opportunities this merger will bring to the new ACCO Brands.  We expect the transaction to close in the first half of 2012.

In closing, let me thank you for your continuing trust in us as stewards of your investment in ACCO Brands.

Robert J. Keller
Chairman and Chief Executive Officer